Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 06/30/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	91%	53%	10/30/03	$11,729,950	N/A	N/A	N/A
Randstad – Atlanta	SOLD	53%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,737,994
7500 Setzler Parkway	SOLD	53%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,597,063
150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A
3675 Kennesaw 75	100%	100%	1/31/06	$3,403,674	N/A	N/A	N/A
WEIGHTED AVERAGE	99%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%
AMOUNT RAISED	$ 34,741,238

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the holding phase of its life cycle. The Fund now owns interests in three properties, having sold the Randstad building in the second quarter. The remaining properties are well-leased, with tenants in the beginning to middle of their lease terms. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The sale of the Randstad building capitalizes on the current capital markets environment and the strong demand for net- leased product, as reflected in the significant increase in value over the holding period. We have completed the distribution of net sale proceeds to the limited partners in August 2007 totaling approximately $4,590,000, primarily from the sale of the 7500 Setzler building. As a result of the Randstad sale, the General Partners have announced the next distribution of net sale proceeds of approximately $4,700,000. This distribution is scheduled for fourth quarter 2007.

The second quarter 2007 operating distributions to the Cash-Preferred unit holders were 6.75% (see “Estimated Annualized Yield” table), a slight decline from the prior quarter as a result of these sales. The General Partners anticipate that operating distributions should remain at this level in the near-term due to the reduced cash flow resulting from the sale of 7500 Setzler Parkway and the Randstad building.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The Siemens – Orlando building was acquired in October 2003. The property is 91% leased to three tenants, and the major lease to Siemens extends to 2009.

•

The Randstad – Atlanta building was sold April 24, 2007. Net sale proceeds of $4,737,994 were allocated to the Fund. Almost all of these proceeds are included in the net sale proceeds of $4,700,000 scheduled for distribution in fourth quarter 2007.

•

7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was sold on January 31, 2007, and net sale proceeds of approximately $4,597,063 were allocated to the Fund. Net sale proceeds of approximately $4,590,000 were distributed to the limited partners in August 2007. The remaining $7,063 of proceeds is included in the net sale proceeds scheduled for distribution in fourth quarter 2007.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. This asset is 100% leased to Avaya through April 2010.

•	3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through October 2012.

For a more detailed quarterly financial report, please refer to

Fund XIV’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
Per “Cash-Preferred” Unit	$10	$2.15	N/A	$0.76	$8.94
Per “Tax-Preferred” Unit	$10	$0.00	$1.75	$2.24	$8.75

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.
(2)	This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership. The 12/31/06 unit values have been adjusted for the August NSP distributions, which were approximately $0.76 per Class A Unit and $2.24 per Class B Unit.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	7.75%	6.75%	—	—	—
2006	8.25%	8.25%	8.25%	8.25%	8.25%
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2006	2005	2004	2003	2002	2001
7.34%	5.14%	3.99%	0.98%	N/A	N/A

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ2FACTS07-07 (4951)	© 2007 Wells Real Estate Funds